MANDALAY DIGITAL GROUP BOARD MEMBER EQUITY OWNERSHIP AND RETENTION POLICY

The Board of Directors (the “Board”) of Mandalay Digital Group, Inc. (the “Company”) has determined that to further align the long-term interests of the Company’s stockholders and its directors, it is in the best interest of the Company to require its directors to maintain significant ownership in the Company’s common stock. As a result of such determination, the Board has adopted this Board Member Equity Ownership and Retention Policy to provide for an appropriate level of equity ownership.

Executive Officer Guidelines		Non-Employee Director Guidelines		Other
•	CEO, Employee Directors – 3X annual salary; 5 years to satisfy.	•	Non-Employee Directors – 3X annual cash retainer; 5 years to satisfy.	•	Unvested restricted stock or restricted stock units and unvested stock options will not be considered when determining an individual’s stock ownership.
				•	Vested but unexercised stock options will be treated as equivalent to one-half (0.5) share.

Calculation for non-Executive Director (CEO): The individual guideline is initially calculated using the CEO base salary as of the date first appointed. This guideline level is then recalculated at: (a) the date on which the pay grade changes, and (b) each January 1st immediately following the third anniversary of the most recent calculation of the guideline level.

Example. A person is appointed an executive officer on June 30, 2005. The executive officer changes pay grade on March 1, 2010. The executive officer’s guideline would be initially determined on June 30, 2005 (the date such person was first appointed as an executive officer), and recalculated as of January 1, 2009 (the third anniversary following the initial calculation of the guideline level), March 1, 2010 (the date on which the executive officer’s pay grade changed), and January 1, 2014 (the third anniversary following the recalculation of the guideline level).

Hardship Exceptions:

There may be rare instances in which compliance with this ownership policy would place a severe hardship on an individual or would prevent an individual from complying with a court order, such as in the case of a divorce settlement. In these instances, the Compensation Committee will evaluate whether exceptions from this ownership policy should be made. If an exception is granted in whole or in part, the Compensation Committee will, in consultation with the individual, develop an alternative stock ownership plan that reflects both the intention of this ownership policy and the individual’s particular circumstances. Any such granted exception and alternative stock ownership plan shall be deemed to be consistent with this ownership policy and shall not be deemed a waiver.

Failure to Meet Ownership Requirement:

Failure to meet or show sustained progress toward meeting the ownership requirements set forth in this ownership policy may result in a reduction in future long term incentive grants and/or the requirement to retain all stock obtained through the vesting or exercise of equity grants.

Effect on Existing Agreements:

Subject to the consent of the persons affected, this policy is intended to supersede and deem inapplicable any post-vesting lock-up (i.e., an agreement to not sell or dispose of company stock for a period of time after the vesting thereof) contained in any contract in effect on the Effective Date (but not any future agreement) between the company and a person covered by this policy. For avoidance of doubt, any lock-up with third parties, such as underwriters, or those imposed by law, such as securities law restrictions, are not affected.

Amendment:

The Compensation Committee may amend this ownership policy at any time and from time to time in their sole discretion.

Effective Date of Ownership Policy: February 12, 2014